Exhibit 4.7

THIS CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

BANZAI INTERNATIONAL, INC.

AMENDEDAND RESTATED CONVERTIBLE

PROMISSORY NOTE

$1,500,000	Effective Date: February 19, 2021

FOR VALUE RECEIVED, BANZAI INTERNATIONAL, INC., a Delaware corporation, promises to pay to CP BF LENDING, LLC, a Delaware limited liability company (“Holder”), or its registered assigns, in lawful money of the United States of America, the principal sum of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), or such amount as shall equal the outstanding principal amount hereof (as the same may be increased with accrued interest), together with paid-in-kind interest from the date of this Convertible Note on the unpaid principal balance at a rate equal to 15.5% per annum, computed on the basis of the actual number of days elapsed and a year of 360 days, compounding monthly, and added to the outstanding principal amount, on the 1st of each month (unless there is an Event of Default, in which case paid-in-kind interest shall accrue at the Default Rate, compounding monthly). All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earliest to occur of the following: (i) the Loan Maturity Date; (ii) the consummation of a Change of Control; or (iii) when, upon the occurrence and continuance of an Event of Default, such amounts are declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof.

This Convertible Note, and the Convertible Note, dated as of October 10, 2022 in the original principal amount of $321,345.31, are each notes in a series of convertible promissory notes (collectively, the “Convertible Notes”) issued by the Company to the Holder pursuant to that certain Loan Agreement dated February 19, 2021, by and among the Company, the Holder, and the guarantor parties thereto, as the same may be amended from time to time (the “Loan Agreement”). The Convertible Notes shall rank pari passu with each other in the right to repayment. Capitalized terms used in the Convertible Notes but not otherwise defined shall have the meaning given to them in the Loan Agreement. The Loan Agreement is incorporated herein by this reference and the terms of the Loan Agreement shall control to the extent of any inconsistency between the terms of the Convertible Notes and the Loan Agreement.

The following is a statement of the rights of Holder and the conditions to which this Convertible Note is subject, and to which Holder, by the acceptance of this Convertible Note, agrees:

1. Definitions. As used in this Convertible Note, the following capitalized terms have the following meanings:

(a) “Company” includes the corporation initially executing this Convertible Note and any Person which shall succeed to or assume the obligations of the Company under this Convertible Note including, without limitation, upon consummation of the 7GC Combination, the Surviving Company and Surviving Entity and 7GC.

(b) “Common Stock” means, prior a 7GC Combination, the Class A Common Stock, par value $0.0001 per share, of the Company and following a 7GC Combination, the Class A Common Stock of the Combined Company (as defined below).

(c) “Conversion Amount” shall mean, on any date of determination, the outstanding principal, accrued and unpaid interest and all fees and other obligations then payable in respect of this Convertible Note, or such portion thereof as Holder shall elect to convert into Common Stock pursuant to the terms of this Convertible Note; in each case, as specified in a written notice to the Company.

(d) “Conversion Price” shall mean the per share price into which this Convertible Note converts to Common Stock, as the same may be adjusted pursuant to the terms of this Convertible Note, initially equal to $2.672866.

(e) “Convertible Notes” shall have the meaning specified in the introductory paragraphs of this Convertible Note.

(f) “Financing Equity Securities” shall have the meaning specified in Section 5(a) of this Convertible Note.

(g) “Holder” shall mean the Person specified in the introductory paragraphs of this Convertible Note or any Person who shall at the time be the registered Holder of this Convertible Note.

(h) “Loan Agreement” shall have the meaning specified in the introductory paragraphs of this Convertible Note.

(i) “Price Per Share” shall mean the price per share of the Financing Equity Securities sold in the Qualified Financing to other investors. Note.

(j) “Qualified Financing” shall have the meaning specified in Section 5(a) of this Convertible

(k) “SPAC Transaction” means a transaction in which (A) the Company’s capital stock (including all shares issued or issuable upon conversion of this Note) is exchanged for or otherwise converted into securities that are registered under the Securities Act when issued, publicly listed, pursuant to the transaction governing such exchange or conversion, on a national securities exchange (excluding (i) a firm commitment underwritten public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act and (ii) the initial listing of the Company’s Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission that registers shares of existing capital stock of the Company for resale, as approved by the Board) including through a merger, acquisition, business combination or similar transaction, in one transaction or series of related transactions, involving a vehicle commonly known as a special purpose acquisition company (SPAC), reverse merger or otherwise, and (B) the shares issued with respect to this Note are registered on issuance and immediately saleable by the Holder without further registration or exemption. For avoidance of doubt, the 7GC Combination shall be deemed to be a SPAC Transaction.

(l) “Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice so long as the Holder has provided reasonable assurances to the Company and 7GC that such Common Stock will be sold pursuant to Rule 144, once it is available, or any other applicable exemption from registration under the Securities Act or if there is an effective Resale Registration Statement that may be used. For avoidance of doubt, as of the date hereof, the Standard Settlement Period is two Trading Days.

(m) “Trading Market” means any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Select Market, or the Nasdaq Global Market, or any successors of any of these exchanges on which the Common Stock of 7GC Parent or the Combined Company is listed.

(n) “7GC Combination” means, collectively, the consummation of the mergers and other transactions contemplated by the 7GC Merger Agreement.

(o) “7GC Merger Agreement” means that Agreement and Plan of Merger and Reorganization, dated as of December 8, 2022, by and among the Company, 7GC Parent, 7GC Merger Sub I, Inc., and 7GC Merger Sub II, LLC, as amended through the date hereof and as hereafter amended as permitted hereby.

(p) “7GC Parent” means 7GC & Co. Holdings, Inc., a Delaware corporation.

2. Prepayment; Payments Generally.

(a) Except in compliance with the provisions of the Loan Agreement, the Company may not prepay this Convertible Note in whole or in part without the consent of the Holder. In the event of any proffered pre-payment, Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to pre-pay, to elect by written notice to the Company specifying the applicable Conversion Amount to have this Convertible Note converted pursuant to Section 5(c) below. Any permitted prepayments, in accordance with the Loan Agreement, shall be made pro rata among all of the Convertible Notes based on the relative outstanding principal amounts of the Convertible Notes. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied by Holder in accordance with the Loan Agreement, including for the avoidance of doubt to any fees or costs owing to Holder from the Company, and Holder shall provide to the Company a calculation reflecting the application of such payment and the principal of the Convertible Notes remaining outstanding after such payment has been applied, which statement shall be conclusive absent manifest error.

(b) Notwithstanding Section 2(a) or Section 5(c), in the event the Company notifies Holder in writing of its intent to repay all amounts due and payable under the Loan Agreement, including without limitation, all principal, interest and fees (a “Refinancing”), Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to complete a Refinancing (but, if the Company’s notice is at least 10 business days prior to the Refinancing closing, no later than the business day before such Refinancing), to elect (subject to the consummation of such Refinancing) by written notice to the Company specifying the applicable Conversion Amount to have this Convertible Note converted pursuant to Section 5(c) below or repaid.

3. Events of Default. Any Event of Default set forth in the Loan Agreement shall constitute an “Event of Default” under this Convertible Note. In addition, the occurrence of any of the following on or after the date of this Amended and Restated Convertible Promissory Note shall also be an Event of Default under this Convertible Note:

(a)

If at any time after the completion of a the 7GC Combination, the Common Stock of 7GC ceases to be traded or cease to be listed on a Trading Market, or, after the 12 month anniversary of the date of the closing of the 7GC Combination, any Conversion Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless such Conversion Shares have at such time been registered for resale under the Securities Act and may be sold without restriction.

(b)	7GC or the Company shall breach any of their obligations under the Registration Rights Agreement including the required effective date of the Resale Registration Statement.

(c)	The Company or 7GC shall fail to timely deliver the Common Stock as and when required in Section 5.

(d)

At any time after the Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Conversion Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of 7GC to instruct its transfer agent to remove any legends from the Conversion Stock and issue such unlegended certificates to the Holder within the Standard Settlement Period.

(e)

At any time the Company (or when applicable, 7GC) shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind on such conversion) of this Note.

(f)

There shall be any SEC stop order with respect to the Resale Registration Statement, trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the transfer agent for the Common Stock restricting the trading of such Common Stock.

4. Rights of Holder upon Default. Upon the occurrence and continuance of any Event of Default the Holder shall have the rights of the Holder set forth in the Loan Agreement. Upon and during the continuation of an Event of Default, the Convertible Note shall bear interest from the date, and during the continuation, of such Event of Default, at the rate of 20.0% per annum (the “Default Rate”).

5. Conversion.

(a) Conversion Upon Qualified Financing. In the event the Company consummates, prior to the Loan Maturity Date, an equity financing, in one or more closings, pursuant to which it sells shares of its Capital Stock (the “Financing Equity Securities”) for an aggregate consideration of at least $10,000,000 (excluding the aggregate principal and accrued interest due on this Convertible Note and all other convertible notes and simple agreements for future equity, if any, outstanding and issued by the Company as of the Closing Date) and with the principal purpose of raising capital at a pre-money equity valuation of $70,000,000 or greater (a “Qualified Financing”), then, at the option of the Holder, the Holder may, during the 30-day period following its receipt of the Qualified Financing Notice referenced below in this Section 5(a), elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(a) shall be less any interest on the principal being converted that accrues after the date of notice from the Company concerning the Qualified Financing, through the date of the Holder’s election to convert, not to exceed thirty (30) days) to have this Convertible Note converted upon the closing (or first in a series of closings) of such Qualified Financing. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall convert into such number of shares of Common Stock obtained by dividing (i) the Conversion Amount, by (ii) the Conversion Price, rounded down to the nearest whole share. Not less than thirty (30) days prior to the closing of any Qualified Financing, Company will notify Holder (the “Qualified Financing Notice”) of the approximate Price Per Share at which Financing Equity Securities are being sold in such Qualified Financing, the approximate aggregate consideration (excluding the aggregate principal and accrued interest due on this Convertible Note and all other convertible notes and simple agreements for future equity, if any, outstanding and issued by the Company as of the Closing Date) being paid for such Financing Equity Securities and such other information as may reasonably be required to permit Holder to evaluate the desirability of electing to convert this Convertible Note.

(b) Conversion Upon a Change of Control. If prior to the Loan Maturity Date, there is a Change of Control and this Convertible Note has not previously converted in full, at the option of the Holder, the Holder may, during the 30-day notice period set forth below in this Section 5(b), elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(b) shall be less any interest on the principal being converted that accrues after the date of notice from the Company concerning the Change of Control, through the date of the Holder’s election to convert, not to exceed thirty days) to have this Convertible Note converted or repaid. In the event the Holder elects to have this Convertible Note so converted (or it is automatically converted as provided below in this Section 5(b)), the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share. In the event that the Holder does not make an election within thirty (30) days of receipt of written notice by the Company, this Convertible Note shall be repaid or automatically converted, based upon which alternative would result in the greater amount of consideration payable to the Holder at the closing of the Change of Control (net of escrow and any earn-out or similar provision in the definitive documents by which such Change of Control is consummated), as determined by the Company’s board of directors, in good faith. As a condition precedent (which may be waived by the Company) to conversion of this Convertible Note as provided for in this Section 5(b), Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Change of Control, having the same terms and conditions as those agreements entered into by holders of Common Stock of the Company in connection with such Change of Control. Notwithstanding the foregoing, Holder will not be required to (w) make any representations or warranties materially different than those made by the Company’s other equity security holders, (x) become a party to any non-competition, non-solicitation, or non-disparagement provision or agreement, (y) participate in any indemnification, holdback, escrow or other obligation that does not cap Holder’s aggregate potential liability (excluding liability for fraud) to an amount no greater than the consideration Holder actually receives in the transaction (including any consideration allocated to any holdback or escrow) giving rise to such Change of Control, or (z) provides for anything other than Holder’s several liability (and not joint or joint and several liability) as to claims by the purchaser or acquirer of the Company’s equity securities or assets, or successor by merger (excluding claims based on fraud by the Holder). For avoidance of doubt, this Section 5(b) shall not apply in the case of a SPAC Transaction and shall no longer be applicable at any time after the occurrence of a SPAC Transaction.

(c) Conversion Upon Prepayment. In the event of any proffered pre-payment of this Convertible Note by the Company, Holder shall have the option, exercisable within thirty (30) days of the notice from the Company of intent to pre-pay, to elect by written notice to the Company specifying the applicable Conversion Amount (which for purposes of this Section 5(c) shall be less any interest on the principal being converted that accrues after the date of notice of the Company’s intent to prepay through the date of the Holder’s election to convert, not to exceed thirty days) to have this Convertible Note converted. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the applicable Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share.

(d) Conversion Following a SPAC Transaction. If the Company completes a SPAC Transaction while this Convertible Note remains outstanding, this Convertible Note shall be assumed by the surviving entity of the SPAC Transaction and its parent entity whose shares are registered in connection with such SPAC Transaction, including, without limitation, by 7GC in the case of the 7GC Combination (collectively, as applicable, the “Combined Company”), and the Holder may elect, at any time and from time to time following the SPAC Transaction, on 5 days’ written notice to the Company (such notice, a “Conversion Notice”), by written notice to the Company specifying the applicable Conversion Amount to convert the Conversion Amount into Common Stock of the Combined Company. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Combined Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share (a conversion pursuant to this Section 5(d), a “SPAC Conversion”).

(e) Conversion at Maturity. If this Convertible Note has not otherwise converted in full on or prior to the Loan Maturity Date, then at the Loan Maturity Date, at the option of Holder, the Holder may elect, at any time and from time to time until this Convertible Note has been repaid or converted, by written notice to the Company (or if applicable, the Combined Company) specifying the applicable Conversion Amount to be converted. In the event the Holder elects to have this Convertible Note so converted, the Conversion Amount shall be converted into such number of shares of Common Stock of the Company obtained by dividing (A) the Conversion Amount by (B) the Conversion Price, rounded down to the nearest whole share.

(f) Issuance of Securities upon Conversion. As soon as practicable after conversion of this Convertible Note, the Company, at its expense, will cause to be issued in the name of and delivered to Holder, a certificate or certificates representing the number of fully paid and nonassessable shares of equity securities to which Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of this Convertible Note. If Holder would otherwise be entitled to a fractional share, Holder may elect to receive a cash payment equal to the Conversion Price multiplied by the fractional share Holder would otherwise be entitled to receive. Without limiting the generality of the foregoing, at all times after the closing of a SPAC Transaction, the remaining provisions of this Section 5(f) will apply: As soon as practicable after any conversion, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Company shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or book entry evidencing the number of shares of fully paid and non- assessable Common Stock of 7GC to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act.

(g) Withholding Obligations; Form 1099. So long as Holder is a U.S. resident for tax purposes, the Company may not withhold from Holder, or demand cash payment from Holder for, any taxes required to be withheld from Holder on the conversion of this Convertible Note. Holder acknowledges that the Company may issue Holder a Form 1099, reporting the interest, to the Internal Revenue Service (even if the interest is converted into stock), in accordance with applicable law and/or regulations.

(h) Termination of Conversion Rights. Whether or not this Convertible Note has been surrendered for cancellation, all rights with respect to this Convertible Note shall terminate upon the issuance of equity securities upon conversion of this Convertible Note and a new Convertible Note in accordance with Section 5(i) below if applicable. Notwithstanding the foregoing, Holder agrees to surrender this Convertible Note to the Company for cancellation as soon as is practicable following conversion of this Convertible Note.

(i) Partial Conversion. Upon any conversion of less than all of the principal and accrued but unpaid interest on this Convertible Note, following any such conversion, the Company shall issue a new Convertible Note to the Holder, in the original principal amount equal to the portion of the principal amount and accrued but unpaid interest, not so converted.

(j) Stockholder Agreements. As a condition precedent (which may be waived by the Company) to conversion of this Convertible Note, the Holder agrees to execute and be bound by the Company’s Voting Agreement and Right of First Refusal and Co-Sale Agreement, each dated as of February 20, 2020 (as they may be amended and/or restated from time to time), and any other stockholders or similar agreement to which holders of the Company’s Common Stock are then party (collectively, the “Stockholder Agreements”), provided that such agreement(s) does not contain any non-competition or non-solicitation provision or agreement. As a further condition precedent (which may be waived by the Holder) to conversion of this Convertible Note, the Holder shall be entitled to become a party to the IRA affording Holder such information and piggyback registration rights and privileges (and associated obligations) afforded to “Investors” thereunder (including any such rights and privileges (and associated obligations) afforded a “Major Investor”, if Holder satisfies the applicable minimum ownership thresholds). This Section 5(j) shall no longer be applicable after the closing of a SPAC Transaction.

(k) Registration Rights. On or prior to the closing of a SPAC Conversion, the Company shall (and shall cause the Combined Company including, in the case of the 7GC Combination, 7GC) to enter into the Registration Rights Agreement in form and substance reasonably acceptable to Holder (the “Registration Rights Agreement”), pursuant to which the Combined Company (or 7GC in the case of the 7GC Combination) will, among other things, file a resale registration statement (a “Resale Registration Statement”) covering the sale of any and all Conversion Shares issuable upon conversion of this Note. The Company will cause the Registration Rights Agreement to be filed as an exhibit to the registration statement on Form S-4 filed in connection with any SPAC Transaction,

(l) Limits on Conversion. The Company shall not effect a SPAC Conversion of all or a portion of the Note to the extent that, after giving effect to the issuance of Common Stock of the Combined Company following Conversion, Holder (together with its affiliates and any other person or entity acting as a group together with Holder or any of its Affiliates (collectively, the “ColPac Parties”)), would beneficially own Common Stock of the Combined Company (“Public Shares”) in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Public Shares beneficially owned by Holder and its Concert Parties shall include the number of Public Shares beneficially owned by Holder and such Public Shares issuable upon conversion of the portion of the Note with respect to which such determination is being made, but shall exclude the number of Public Shares which would be issuable upon conversion of the remaining portion of the Note beneficially owned by Holder. Except as set forth in the preceding sentence, for purposes of this Section 5(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by Holder that the Company is not representing to Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 5(l) applies, the determination of whether and the extent to which a Note may be converted (in relation to other loans or securities owned by Holder together with any Affiliates) shall be made in good faith by Holder holding such Note in consultation with its own counsel. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 5(l), in determining the number of outstanding Public Shares, Holder may rely on the number of outstanding Public Shares as reflected in (x) the Company’s (or its successor’s) most recent periodic or annual report, as the case may be, filed with the SEC, (y) a more recent public announcement by the Company (or its successor) or (z) any other notice by the Company or the Transfer Agent (or its successor or successor’s transfer agent) setting forth the number of Public Shares outstanding. Upon the written or oral request of Holder, the Company shall within two Business Days confirm orally and in writing to Holder the number of Public Shares then outstanding. In any case, the number of Public Shares outstanding shall be determined after giving effect to the conversion or exercise of loans or securities of the Company, including the Note, by Holder or the ColPac Parties since the date as of which such number of outstanding Public Shares was reported. The “Beneficial Ownership Limitation” shall initially be 19.99% of the number of Public Shares outstanding immediately after giving effect to the issuance of the Conversion Shares issuable upon conversion of the applicable portion of the Note; provided, that with respect to any Holder other than the Purchaser and its Affiliates, the “Beneficial Ownership Limitation” shall be 9.99% of the number of Public Shares outstanding immediately after giving effect to the issuance of the Conversion Shares issuable upon conversion of the applicable portion of the Note. If any Public Shares otherwise due upon the conversion of the Note are not delivered as a result of this Section 5(l), then the Company’s obligation to deliver such Public Shares will not be extinguished, and the Company will deliver such Public Shares as soon as reasonably practicable after the applicable Holder provides written confirmation to the reasonable satisfaction of the Company that such delivery will not contravene the Beneficial Ownership Limitation. Any purported delivery of Public Shares upon conversion of the Note will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Beneficial Ownership Limitation. The provisions of this Section 5(l) shall be construed and implemented in a manner otherwise than in strict conformity with the terms hereof in order to correct such terms (or any portion thereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained.

6. Adjustments to Conversion Price. Upon any of the following events, the Conversion Price shall be adjusted, in accordance with the provisions set forth below, and the Company shall deliver to Holder a written statement, identifying the new Conversion Price, and providing reasonable supporting detail for the determination of such new Conversion Price.

(a) If the Company (or after a SPAC Transaction, the Combined Company) shall at any time or from time to time after the date of this Convertible Note effect a subdivision of the outstanding Capital Stock (determined on an as-converted-to- common basis), the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of this Convertible Note shall be increased in proportion to such increase in the aggregate number of shares of Capital Stock outstanding (determined on an as-converted-to-common basis). If the Company shall at any time or from time to time after the date of this Convertible Note combine the outstanding shares of Capital Stock (determined on an as-converted-to-common basis), the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of this Convertible Note shall be decreased in proportion to such decrease in the aggregate number of shares of Capital Stock outstanding (determined on an as-converted-to-common basis). Any adjustment under this Section 6(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) In the event the Company (or after a SPAC Transaction, the Combined Company) at any time or from time to time after the date of this Convertible Note shall make or issue, or fix a record date for the determination of holders of Capital Stock entitled to receive, a dividend or other distribution payable on the Capital Stock in additional shares of Capital Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Capital Stock (determined on an as-converted-to-common basis) issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Capital Stock (determined on an as-converted-to-common basis) issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Capital Stock (determined on an as-converted-to-common basis) issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this Section 6(b) as of the time of actual payment of such dividends or distributions.

(c) In the event the Company (or after a SPAC Transaction, the Combined Company) at any time or from time to time after the date of this Convertible Note shall make or issue, or fix a record date for the determination of holders of Capital Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Capital Stock in respect of outstanding shares of Capital Stock), then and in each such event the Holder shall be entitled receive, upon conversion of this Convertible Note, a dividend or other distribution of each such securities in an amount equal to the amount of such securities as the Holder would have received if all outstanding principal and accrued but unpaid interest had been converted into Common Stock on the date of such event, in accordance with the provisions of this Convertible Note.

(d) If, at any time or from time to time after the date of this Convertible Note, the Common Stock issuable upon the conversion of this Convertible Note is changed into the same or a different number of shares of any class or classes of stock of the Company, whether by recapitalization, reclassification or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 6(a), (b), (c), or (e)), then in any such event the Holder shall have the right thereafter to convert this Convertible Note into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which this Convertible Note could have been converted immediately prior to such recapitalization, reclassification or change.

(e) Subject to the provisions of Section 5(b), if there shall occur any consolidation or merger involving the Company (or after a SPAC Transaction, the Combined Company) in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 6(b), (c), or (d)), then, following any such consolidation or merger, provision shall be made that this Convertible Note shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company (or after a SPAC Transaction, the Combined Company) issuable upon conversion of this Convertible Note immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 6 with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 6 shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of this Convertible Note.

(f) At all times after a SPAC Transaction, the Conversion Price shall, subject to any other adjustments set forth in this Section 6, be equal to the Conversion Price at the closing of the 7GC Combination, divided by the Exchange Ratio (as defined in the 7GC Merger Agreement).

7. Representations and Warranties of the Company. In addition to the other representations and warranties contained in the Loan Agreement, the Company makes the following representations and warranties to the Holder as of the date appearing on the signature page of this Convertible Note:

(a) Capitalization; Issuance. The authorized capital stock of the Company consists of 13,224,521 shares of Class A Common Stock, 1,847,894 of which are issued and outstanding, 6,320,000 shares of Class B Common Stock, all of which are issued and outstanding, and 2,624,827 shares of Preferred Stock, 2,425,480 of which are designated Series A-1 Preferred Stock, all of which are currently issued and outstanding and 199,347 of which are designated Series A-2 Preferred Stock, all of which are currently issued and outstanding. The Company has reserved (i) 1,181,209 shares of Class A Common Stock for issuance upon the exercise of options granted and currently outstanding under the Company’s 2016 Equity Incentive Plan (the “Stock Plan”); and (ii) 909,239 shares of Common Stock for future issuance to officers, directors, employees and consultants of the Company under the Stock Plan. All issued and outstanding shares of Common Stock and Preferred Stock (as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and were issued in material compliance with all federal and state securities laws.

(b) Actions Necessary to Convert Notes. Subject to Section 5(e), the Common Stock issuable upon exercise of Holder’s rights hereunder, when issued in accordance with the provisions of this Convertible Note on its conversion, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the Common Stock issuable pursuant to this Convertible Note on its conversion may be subject to restrictions on transfer under the Stockholder Agreements or under state and/or federal securities laws. The Company has made available to Holder true, correct and complete copies of its Charter and current bylaws.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Convertible Note and the conversion of the Convertible Note into Common Stock, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Exempt Transaction. Subject to the accuracy of Holder’s representations in the Loan Agreement, the issuance of the Common Stock upon conversion of this Convertible Note constitute a transaction exempt from (i) the registration requirements of Section 5 of the Securities Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(e) Common Stock Valuation. As of December 31, 2022, the 409A valuation of the Company’s Common Stock is $7.36, and was calculated by Centri Consulting in its valuation report with an issuance date of December 31, 2022 and a valuation date of December 31, 2022. Upon receipt of any report calculating a new 409A valuation, the Company shall promptly, but in any event within thirty (30) days, email a copy of such report to Holder at the notice address provided in the Loan Agreement.

8. Successors and Assigns. Subject to the restrictions on transfer described in Sections 10 and 11 below, the rights and obligations of the Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. Waiver and Amendment. Any provision of this Convertible Note may be amended, waived or modified upon the written consent of the Company and the Holder.

10. Transfer of this Convertible Note or Securities Issuable on Conversion Hereof. This Section 10 shall not be applicable in connection with a SPAC Transaction or at any time after completion of a SPAC Transaction. With respect to any offer, sale or other disposition of this Convertible Note or securities into which this Convertible Note may be converted, Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Holder’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, the Company, as promptly as practicable, shall notify Holder that Holder may sell or otherwise dispose of this Convertible Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 10 that the opinion of counsel for Holder, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Holder promptly after such determination has been made. Each Convertible Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Convertible Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Convertible Note for registration of transfer, the Company shall treat the registered Holder hereof as the owner and Holder of this Convertible Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Convertible Note shall be overdue and the Company shall not be affected by notice to the contrary. Notwithstanding the foregoing, at all times prior to the Company’s initial underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (“IPO”), Holder (or subsequent Holder, as applicable) may not, without the Company’s prior written consent, transfer this Convertible Note or any portion hereof, or any shares of Capital Stock issued upon any conversion hereof, to any person or entity who directly competes with the Company, except in connection with an acquisition of the Company by such a direct competitor.

11. Assignment by the Company. Neither this Convertible Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Holder, which may be withheld in its sole and absolute discretion.

12. No Stockholder Rights until Converted. This Convertible Note, prior to its conversion, shall not entitle the Holder to any voting rights or any other rights as a stockholder of the Company or to any other rights except the rights stated herein. The conversion rights under this Convertible Note shall be deemed to have been exercised and the Common Stock issuable upon such conversion shall be deemed to have been issued immediately prior to the close of business on the date this Convertible Note is converted in accordance with its terms, and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the holder of record of such Common Stock as of the close of business on such date, and, as promptly as reasonably practicable on or after such date, but in no event greater than ten (10) Business Days if the Common Stock is not traded on any securities exchange or two (2) Business Days if the Common Stock is traded on any securities exchange, the Company shall deliver a certificate evidencing such Common Stock and cause appropriate book entries to be made in its records to reflect the same.

13. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be delivered in accordance with the terms of the Loan Agreement.

14. Pari Passu Notes. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Convertible Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Convertible Notes issued pursuant to the Loan Agreement or pursuant to the terms of such Convertible Notes or other outstanding convertible promissory notes.

15. Waivers. Except as otherwise provided herein, the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

16. No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Convertible Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of Holder against impairment.

17. Information Rights; Confidentiality. Upon conversion of this Convertible Note, and for as long as Holder holds the Common Stock issued upon conversion hereof, the Company shall deliver Holder the Company’s quarterly financial statements and a current capitalization table within 45 days after the end of each fiscal quarter, and its annual financial statements within 120 days after the end of each fiscal year; provided, in each case, that such Holder shall be subject to the same confidentiality obligations set forth in the Loan Agreement as to such information, which confidentiality undertakings are incorporated herein by this reference, mutatis mutandis. Notwithstanding the foregoing, the Company shall have no separate obligation hereunder to deliver to Holder any information (i) the substantial equivalent of which shall have been provided to Holder pursuant to the Loan Agreement or the IRA (if Holder is a party thereto) (for the avoidance of doubt, this Section 17 shall not be in derogation of any greater information rights to which the Holder is entitled to under the Loan Agreement or the IRA), or (ii) after an IPO or SPAC Transaction. Notwithstanding anything else in this Section 17 to the contrary, the Company may cease providing the information set forth in this Section 17 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 17 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

18. Governing Law. This Convertible Note and all actions arising out of or in connection with this Convertible Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

BANZAI INTERNATIONAL, INC.,
a Delaware corporation

/s/ Joseph P. Davy
Name: Joe Davy
Title: Chief Executive Officer

Date:	August 24, 2023

Holder:

CP BF LENDING, LLC

By: CP Business Finance GP, its manager

By: Columbia Pacific Advisors, LLC, its manager

By:
Name: Brad Shain
Title: Manager

[Signature Page to Convertible Promissory Note]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

BANZAI INTERNATIONAL, INC., a Delaware corporation

Name: Joe Davy
Title: Chief Executive Officer

Date:

Holder:

CP BF LENDING, LLC

By: CP Business Finance GP, its manager

By: Columbia Pacific Advisors, LLC, its manager

By:	/s/ Brad Shain
Name: Brad Shain
Title: Manager

[Signature Page to Convertible Promissory Note]